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                                                                Exhibit 10.9
                              CALIBER SYSTEM, INC.
                      OFFICERS' INCENTIVE COMPENSATION PLAN
                                      1997

PURPOSE:

The Caliber System, Inc. 1997 Officers' Incentive Compensation Plan is a profit sharing plan that is designed to increase the company's consolidated net income.

CALCULATION:

When actual income from continuing operations for the year is equal to or less than 80% of budgeted income from continuing operations, no incentive compensation is earned. When actual income from continuing operations equals budgeted income from continuing operations, target incentive compensation as approved by the Board of Directors is earned. When actual income from continuing operations equals or exceeds 120% of budgeted income from continuing operations, 200% of target incentive compensation is earned. When actual income from continuing operations falls between 80% and 120% of budgeted income from continuing operations, incentive compensation is interpolated between zero and 200% of target.

Notwithstanding the above calculations, a dollar amount of up to 10% of a participant's target incentive compensation shall be payable as additional incentive compensation or withheld from the amount otherwise computed at the discretion of the Compensation Committee.

CONDITIONS OF PAYMENT:

If the participant is not in the Company's employ on December 31 of the plan year due to death, disability, or retirement, the participant shall be allocated a pro rata portion (based upon full weeks of service during the plan year) of the amount that would otherwise have been earned for a full year performance. A participant that voluntarily terminates during the year will also receive a pro rata allocation provided that the participant does not accept employment with or render service in any manner to a competitor of Caliber or any of its affiliates for the period ending with the final payment of incentive compensation, and the participant does not disclose to anyone confidential and secret information that is a competitive asset of Caliber or any of its affiliates. If termination of employment is initiated by the Company, the participant shall receive the pro rata allocation provided that the Board of Directors determines that the participant acted at all times in good faith and in a manner the participant reasonably believed to be in or not opposed to the best interests of the Company.

TIMING OF PAYMENT:

No amount of incentive compensation earned under this Plan shall be paid to the participant, either as an advance or as partial or as full settlement, prior to January 1, 1998: and all incentive compensation earned under this Plan shall be credited or paid to the participant prior to March 15, 1998.